AXA EQUITABLE HOLDINGS REPORTS THIRD QUARTER 2019 RESULTS
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Net Loss of $384 million; Net Loss per share of $0.78
Non-GAAP Operating Earnings1 of $677 million; Non-GAAP Operating Earnings per share of $1.38
Returned $1.8 billion to shareholders since IPO; $111 million in the third quarter
Authorized additional $400 million share repurchase program
Declared quarterly cash dividend of $0.15 per share
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New York, NY, November 6, 2019 - AXA Equitable Holdings, Inc. (“AXA Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the third quarter ended September 30, 2019.
“We are pleased to report another quarter of strong operating results demonstrating the underlying strength of our business and ongoing execution against our strategic priorities,” said Mark Pearson, President and Chief Executive Officer.
“Non-GAAP Operating Earnings amounted to $1.38 per share, driving a Non-GAAP Operating ROE of 16.0%, in line with our mid-teens target. These results reflect total AUM growth of 13% since year-end to $701 billion, driven by strong total company net flows led by AllianceBernstein. In addition, we remain on track to deliver on our productivity targets, and in the quarter we completed the rebalancing of our General Account and achieved our $160 million annualized target one year ahead of schedule.”
Mr. Pearson continued, “Our businesses continue to perform well despite long-term interest rates falling to historic lows. Our balance sheet is protected by our economic hedging program and our capitalization levels remain strong - in excess of CTE98 for our variable annuity business and above our target RBC ratio of 350%–400%. As a result of our annual actuarial assumption review and a challenging interest rate environment, we have strengthened our US GAAP reserves, which has given rise to the Net Loss of $384 million in the quarter.
Our Board has authorized an additional share repurchase of $400 million, reflecting the strength and stability of our balance sheet. Our businesses are generating sustainable cash flow and attractive returns, enabling us to continue delivering on our commitment to return 50-60% of Non-GAAP Operating Earnings to shareholders.”

Consolidated Results
	Third Quarter
(in millions, except per share amounts or unless otherwise noted)	2019	2018
Total Assets Under Management (“AUM”, in billions)	$701	$668
Net income (loss) attributable to Holdings	(384)	(496)
Net income (loss) attributable to Holdings per diluted share	(0.78)	(0.89)
Non-GAAP Operating Earnings (loss)	677	693
Non-GAAP Operating Earnings (loss) per diluted share (“EPS”)	1.38	1.23
As of September 30, 2019, total AUM was $701 billion, a year-over-year increase of 5%.

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1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.

Net Loss attributable to Holdings for the third quarter of 2019 was $384 million, an improvement of $112 million compared to the third quarter of 2018. This result was primarily driven by non-economic market impacts under US GAAP accounting and the outcome of our annual actuarial assumption review.
Non-GAAP Operating Earnings in the third quarter of 2019 decreased to $677 million from $693 million in the third quarter of 2018. These results include favorable impacts from assumption updates of $60 million in the current quarter and $169 million in the prior-year quarter. Excluding these items, Non-GAAP Operating Earnings increased 18% year-over-year.
As of September 30, 2019, Book value per share, including accumulated other comprehensive income (“AOCI”), was $30.53. Book value per share, excluding AOCI, was $27.53 per share.

Third Quarter 2019 Business Highlights

•	Business segment highlights:

◦	Individual Retirement first year premiums increased 9% to $2.1 billion, including another quarter of record sales of our Structured Capital Strategies (“SCS”) buffered annuity product.

◦	Group Retirement premiums increased 4%, driven by 10% growth in renewal contributions reflecting the success of client engagement programs linked to our workplace advice model.

◦	Investment Management and Research (AllianceBernstein or “AB”)[2] reported net inflows of $8.1 billion, positive for the fifth straight quarter, driven by $9.3 billion of active net inflows.

◦	Protection Solutions annualized premiums increased 9% led by continued sales momentum in our growing Employee Benefits business.

•	Completed annual actuarial assumption review, reviewing all material assumptions and making updates where warranted. As a result:

◦
The Company strengthened its US GAAP accounting reserves to primarily reflect policyholder behavior experience and the impact of low interest rates. This resulted in unfavorable impacts to Net Income of $(265) million due to interest rates, $(472) million due to Fixed Rate GMxB withdrawal experience, and $(338) million driven by the impact of low rates on policyholder behavior updates and the shift for certain GMxB features from SOP to fair value. These impacts were partially offset by year-to-date economic interest rate hedge gains of $655 million. The year-to-date net impact of these assumption updates and offsetting hedge gains was approximately $(420) million post-tax.

◦	The Company also recognized a favorable $60 million impact to Non-GAAP Operating Earnings, driven primarily by the DAC impact of the aforementioned reserve strengthening.

◦	On a statutory basis, adoption of the new NAIC standards will fully reflect our economic hedging in statutory reserves, which will more than offset the statutory impact from assumption updates.

•	Capital management program:

◦	Returned $111 million to shareholders in the third quarter, including $74 million of quarterly cash dividends and $37 million of share repurchases.

◦	As of September 30, 2019, the Company had $163 million remaining on its $800 million 2019 share repurchase authorization.

◦	On November 6, 2019, the Board of Directors authorized an additional $400 million share repurchase program, accelerating the Company’s 2020 capital management program.
Continued to successfully execute on strategic priorities:

◦	Achieved net savings run-rate of $42 million, and we remain on track to deliver $75 million pre-tax productivity gains, net of reinvestment, by 2020.

◦
Completed execution of the Company’s general account rebalance and delivered the $160 million annualized net investment income goal one year ahead of schedule. Reflected in this quarter’s results is a cumulative benefit of $141 million.

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2 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

•	Capitalization levels in excess of CTE98 for variable annuities and risk-based capital (“RBC”) ratio of 350%–400% for non-variable annuity insurance liabilities.

_______________________________________________
2 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q3 2019	Q3 2018
Account value (in billions)	$104.0	$105.7
Segment net flows	(123)	(258)
Operating earnings (loss)	457	434

•	Account value decreased 2% driven by policy charges and market performance as well as outflows in our fixed rate living benefits block over the last twelve months.

•
Net outflows of $123 million improved compared to the third quarter of 2018 as anticipated outflows from the fixed rate living benefits block were partially offset by $802 million of net inflows on our current product offering of less capital-intensive products.

•
Operating earnings increased from $434 million to $457 million year-over-year and includes favorable impacts related to actuarial assumption updates of $48 million in the prior year quarter and $82 million in the current quarter. Excluding these items, operating earnings decreased 3% as higher net investment income on higher balances and improved GMxB results were offset by lower fee-type revenue on lower separate account balances.

Group Retirement

(in millions, unless otherwise noted)	Q3 2019	Q3 2018
Account value (in billions)	$36.1	$35.6
Segment net flows	(23)	(100)
Operating earnings (loss)	104	134

•	Account value increased 1% due to positive equity market performance and net inflows over the last twelve months.

•	Net outflows of $(23) million improved from net outflows of $(100) million in the prior year quarter primarily driven by strong renewal contributions and lower surrenders.

•
Operating earnings decreased from $134 million to $104 million year-over-year and includes favorable impacts related to actuarial assumption updates of $35 million for the prior year quarter and $3 million for the current quarter. Excluding these items, operating earnings increased 2% primarily driven by higher net investment income due to higher asset balances and our GA rebalancing and ongoing efficiency gains.

Investment Management and Research

(in millions, unless otherwise noted)	Q3 2019	Q3 2018
Total AUM (in billions)	$592.4	$550.4
Segment net flows (in billions)	8.1	1.3
Operating earnings (loss)	93	96

•	AUM increased by 8% due to strong market performance and $19.5 billion of net inflows over the last twelve months.

•	Third quarter net inflows of $8.1 billion were driven by active net inflows of $9.3 billion.

•	Operating earnings decreased from $96 million to $93 million primarily driven by lower performance-based fees and higher expenses, partially offset by higher base fees.

Protection Solutions

(in millions)	Q3 2019	Q3 2018
Gross written premiums	$777	$737
Annualized premiums	61	56
Operating earnings (loss)	113	137

•	Gross written premiums increased 5% year-over-year primarily driven growth in first year and renewal premiums.

•	Annualized premiums increased 9% year-over-year, primarily driven by continued growth in our Employee Benefits business.

•
Operating earnings decreased from $137 million to earnings of $113 million year-over-year and includes impacts related to actuarial assumption updates of $87 million for the prior year quarter and $(4) million for the current quarter. Excluding these items, operating earnings improved from $50 million to $117 million, primarily driven by an increase in net investment income due to higher asset balances and our GA rebalancing and lower expenses.

Corporate and Other
Operating loss of $90 million improved by $18 million year-over-year, driven primarily by higher net investment income, revenue growth in our broker-dealer business, and lower policyholders’ benefits.

Capital Management

AXA Equitable Holdings continues to execute on its capital management program, in-line with its long-term target of returning 50-60% of Non-GAAP Operating Earnings to shareholders on an annualized basis.
Since the Company’s IPO in May of 2018, AXA Equitable Holdings has returned $1.8 billion to shareholders, including:

•	$0.4 billion of quarterly cash dividends, including $74 million in the third quarter of 2019.

•	$1.4 billion of share repurchases, including $37 million in the third quarter of 2019.
Of the $800 million share repurchase program authorized in 2019, approximately $163 million remained as of quarter-end. In addition, on November 6, 2019, the Board of Directors authorized an additional $400 million share repurchase program, accelerating the Company’s 2020 capital management program. The Company also declared a quarterly cash dividend of $0.15 per share, payable on November 25, 2019.
Capital flexibility remains strong, with over $1.9 billion of year-to-date cash distributions upstreamed from the Company’s operating subsidiaries supporting cash uses through the first half of 2020.
As of September 30, 2019, Holdings cash and liquid assets remain above our $500 million target.

Earnings Conference Call
AXA Equitable Holdings will host a conference call on Thursday, November 7, 2019 at 8:00 a.m. ET, to discuss its third quarter 2019 results. The conference call webcast, along with additional earnings materials will be accessible on the AXA Equitable Holdings Investor Relations website at ir.axaequitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software. To join the conference call via telephone, please use one of the following dial-in numbers:

•	Domestic: +1 844-897-7515

•	International: +1 647-689-5390

•	Access code: 1197635
A webcast replay will be made available on the AXA Equitable Holdings Investor Relations website at ir.axaequitableholdings.com.
About AXA Equitable Holdings
AXA Equitable Holdings, Inc. (NYSE: EQH) is one of the leading financial services companies in the U.S. and is comprised of two complementary and well-established principal franchises, AXA Equitable Life Insurance Company and AllianceBernstein. We have been helping clients prepare for their financial future since 1859 and have a combined total of approximately 12,200 employees and financial professionals and $701 billion of assets under management (as of 9/30/2019).
Contacts:
Investor Relations
Jessica Baehr
+(212) 314-2476

Media Relations
Matt Asensio
+(212) 314-2010

Forward-looking and cautionary statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon AXA Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, remediation of our material weaknesses, fulfilling our obligations related to being a public company, indebtedness, elements of our business strategy not being effective in accomplishing our objectives, protection of confidential customer information or proprietary business information, information systems failing or being compromised and strong industry competition; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults, errors or omissions by third parties and affiliates and gross unrealized losses on fixed maturity and equity securities; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, complex regulation and administration of our products, variations in statutory capital requirements, financial strength and claims-paying ratings and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves, actual mortality, longevity and morbidity experience differing from pricing expectations or reserves, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management, the industry-wide shift from actively-managed investment services to passive services and potential termination of investment advisory agreements; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our controlling stockholder, including conflicts of interest, waiver of corporate opportunities and costs associated with separation and rebranding; and (x) risks related to our common stock and future offerings, including the market price for our common stock being volatile and potential stock price declines due to future sales of shares by existing stockholders.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ Annual Report on Form 10-K for the year ended  December 31, 2018 and in Holdings’ subsequent filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Use of Non-GAAP financial measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating ROE, Non-GAAP Operating EPS and Book value per share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP measures, provides a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, account value, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
In the first quarter of 2019, we modified our Non-GAAP Operating Earnings measure’s treatment of the impact of timing differences on the amortization of DAC resulting from market value adjustments for our SCS variable annuity product. As a result of this modification, the amortization of DAC for our SCS product included in Non-GAAP Operating Earnings was changed to be determined based on our SCS product's gross profits included in Non-GAAP Operating Earnings, consistent with both our exclusion from Non-GAAP Operating Earnings of other items that are distortive to the underlying drivers of our financial performance on a consolidated basis and with industry practice. Our presentation of Non-GAAP Operating Earnings in prior periods was not revised to reflect this modification, however, had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, SCS-related DAC amortization excluded from Non-GAAP Operating Earnings would have been $52 million, $17 million and $4 million lower during the first, second and third quarters of 2018, respectively, and $17 million higher during the fourth quarter of 2018.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:

•
Items related to variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features, the effect of benefit ratio unlock adjustments and changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization;

•	Investment (gains) losses, which includes other-than-temporary impairments of securities, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;

•
Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;

•	Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, and separation costs; and

•	Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and the impact of the Tax Reform Act.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21%, while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Net income (loss) attributable to Holdings	$(384)	$(496)	$(796)	$(118)
Adjustments related to:
Variable annuity product features (1)	1,444	1,403	3,184	1,829
Investment (gains) losses	(199)	36	(176)	(44)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	24	24	72	182
Other adjustments (2)	78	51	207	229
Income tax expense (benefit) related to above adjustments (3)	(282)	(409)	(690)	(461)
Non-recurring tax items	(4)	84	(56)	45
Non-GAAP Operating Earnings (4)	$677	$693	$1,745	$1,662

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Variable annuity product features for the three and nine months ended September 30, 2018 would have been $1.4 billion and $1.8 billion.

(2)	Other adjustments include separation costs of $39 million, $66 million, $121 million and $160 million for the three and nine months ended September 30, 2019 and 2018, respectively.

(3)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Income tax expense (benefit) related to above adjustments for the three and nine months ended September 30, 2018 would have been $(408) million and $(445) million.

(4)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and nine months ended September 30, 2018 would have been $690 million and $1.6 billion.

Non-GAAP Operating ROE
We calculate Non-GAAP Operating ROE by dividing Non-GAAP Operating Earnings for the previous twelve calendar months by consolidated average equity attributable to Holdings, excluding Accumulated Other Comprehensive Income (“AOCI”). AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our available-for-sale (“AFS”) securities. Therefore, we believe excluding AOCI is more effective for analyzing the trends of our operations.
The following table presents Return on Average equity attributable to Holdings, excluding AOCI and Non-GAAP Operating ROE for the trailing twelve months ended September 30, 2019.

Trailing Twelve Months Ended September 30, 2019
(in millions)
Net income attributable to Holdings	$1,142
Average equity attributable to Holdings, excluding AOCI	$14,088
Return on average equity attributable to Holdings, excluding AOCI	8.1%

Non-GAAP Operating Earnings (1)	$2,249
Average equity attributable to Holdings, excluding AOCI	$14,088
Non-GAAP Operating ROE (2)	16.0%

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the trailing twelve months ended September 30, 2019 would have been $2.3 billion.

(2)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating ROE for the trailing twelve months ended September 30, 2019 would have been 16.1%.

Non-GAAP Operating EPS
Non-GAAP Operating EPS is calculated by dividing Non-GAAP Operating Earnings by weighted average diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
(per share amounts)	2019	2018	2019	2018
Net income (loss) attributable to Holdings (1)	$(0.78)	$(0.89)	$(1.59)	$(0.21)
Adjustments related to:
Variable annuity product features (2)	2.94	2.50	6.36	3.26
Investment (gains) losses	(0.40)	0.06	(0.35)	(0.08)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.04	0.14	0.32
Other adjustments (3)	0.15	0.10	0.42	0.41
Income tax expense (benefit) related to above adjustments (4)	(0.57)	(0.73)	(1.38)	(0.82)
Non-recurring tax items	(0.01)	0.15	(0.11)	0.08
Non-GAAP Operating Earnings (5)	$1.38	$1.23	$3.49	$2.96

(1)
Due to reporting a net loss for the three and nine months ended September 30, 2019 and 2018, basic shares were used in the diluted GAAP EPS calculation as the use of diluted shares would have resulted in a lower loss per share.

(2)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Variable annuity product features for the three and nine months ended September 30, 2018 would have been $2.49 and $3.13.

(3)	“Other adjustments” includes separation costs of $0.08, $0.12, $0.24 and $0.29, for the three and nine months ended September 30, 2019 and 2018, respectively.

(4)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Income tax expense (benefit) related to above adjustments for the three and nine months ended September 30, 2018 would have been $(0.73) and $(0.79).

(5)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and nine months ended September 30, 2018 would have been $1.22 and $2.86.

Book Value Per Share, excluding AOCI
We use the term “book value” to refer to Total equity attributable to Holdings. Book Value Per Share, excluding AOCI, is our Total equity attributable to Holdings, excluding AOCI, divided by ending common shares outstanding.

	September 30, 2019	December 31, 2018
Book value per share	$30.53	$26.22
Per share impact of AOCI	(3.00)	2.64
Book Value Per Share, excluding AOCI	$27.53	$28.86

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Account Value
Account value generally equals the aggregate policy account value of our retirement products.
Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Conditional Tail Expectation (“CTE”) 98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of scenarios over the life of the contracts.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.
# # #

Consolidated Statements of Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions)
REVENUES
Policy charges and fee income	$929	$951	$2,801	$2,881
Premiums	284	269	847	823
Net derivative gains (losses)	(451)	(2,006)	(2,317)	(2,288)
Net investment income (loss)	824	681	2,815	1,868
Investment gains (losses), net:	199	(35)	176	45
Investment management and service fees	1,101	1,088	3,172	3,218
Other income	142	135	408	376
Total revenues	3,028	1,083	7,902	6,923
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	1,757	318	3,533	1,812
Interest credited to policyholders’ account balances	304	278	922	817
Compensation and benefits	502	507	1,523	1,606
Commissions and distribution related payments	317	286	905	864
Interest expense	54	65	167	171
Amortization of deferred policy acquisition costs	85	(183)	460	174
Other operating costs and expenses	449	430	1,315	1,347
Total benefits and other deductions	3,468	1,701	8,825	6,791
Income (loss) from continuing operations, before income taxes	(440)	(618)	(923)	132
Income tax (expense) benefit	124	175	328	23
Net income (loss)	(316)	(443)	(595)	155
Less: Net income (loss) attributable to the noncontrolling interest	68	53	201	273
Net income (loss) attributable to Holdings	$(384)	$(496)	$(796)	$(118)

Earnings Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions, except per share data)
Earnings per share
Basic	$(0.78)	$(0.89)	$(1.59)	$(0.21)
Diluted	$(0.78)	$(0.89)	$(1.59)	$(0.21)
Weighted Average Shares:
Weighted average common stock outstanding for basic earnings per common share	490.4	560.2	499.8	560.5
Weighted average common stock outstanding for diluted earnings per common share	490.4	560.2	499.8	560.5

Results of Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement (1)	$457	$434	$1,186	$1,207
Group Retirement	104	134	280	287
Investment Management and Research	93	96	250	274
Protection Solutions	113	137	268	160
Corporate and Other	(90)	(108)	(239)	(266)
Non-GAAP Operating Earnings (2)	$677	$693	$1,745	$1,662

(1)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Operating earnings for the three and nine months ended September 30, 2018 for the Individual Retirement segment would have been $431 million and $1.2 billion, respectively.

(2)
Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and nine months ended September 30, 2018 would have been $690 million and $1.6 billion, respectively.

Select Balance Sheet Statistics

	September 30, 2019	December 31, 2018
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$99,188	$85,802
Separate Accounts assets	121,023	110,337
Total assets	244,646	220,797

LIABILITIES
Short-term and long-term debt	$4,794	$4,955
Future policy benefits and other policyholders' liabilities	36,310	30,998
Policyholders’ account balances	56,719	49,923
Total liabilities	227,830	205,178

EQUITY
Accumulated other comprehensive income (loss)	1,468	(1,396)
Total equity attributable to Holdings	$14,936	$13,866
Total equity attributable to Holdings, excluding Accumulated other comprehensive income (loss)	13,468	15,262

Assets Under Management

	September 30, 2019	December 31, 2018
	(in billions)
Assets Under Management
AB AUM	$592.4	$516.4
Exclusion for General Account and other Affiliated Accounts	(75.2)	(61.5)
Exclusion for Separate Accounts	(36.6)	(32.4)
AB third party	$480.6	$422.5

Total company AUM
AB third party	$480.6	$422.5
General Account and Other (1)	99.2	85.8
Separate Accounts (2)	121.0	110.3
Total AUM	$700.8	$618.6

(1)	“General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.

(2)	“Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.